Exhibit 99.1

INTRICON REPORTS 2018 FIRST-QUARTER RESULTS

Medical and Value Hearing Health Performance Drive Double-Digit First Quarter
Sales Gains and Profitability

ARDEN HILLS, Minn. — May 7, 2018 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its first quarter ended March 31, 2018.

Highlights:

●	Record quarterly revenue of $25.4 million increased 19.6 percent over the prior-year first quarter;

●	2018 first-quarter gross margin of 33.2 percent, also a record, was up from 27.5 percent in the prior-year period;

●	IntriCon reported first-quarter diluted net income per share of $0.10 versus a ($0.04) net loss in the 2017 first quarter;

●	Sales to IntriCon’s largest medical customer rose 42.9 percent from the 2017 first quarter;

●	Hearing Help Express (HHE) hearing aid orders increased 186 percent in the quarter over the prior-year first quarter;

●	The company completed phase one introduction of the NXP® Semiconductor’s NxH2003 Bluetooth Low Energy (BLE) audio streaming SoC into IntriCon’s Lumen™ 155 product family; and,

●	IntriCon leased an additional 37,000 square feet of manufacturing and clean room space to support medical volume increases.

Financial Results

For the 2018 first quarter, the company reported net sales of $25.4 million, up 19.6 percent from $21.2 million in the prior-year period. The increase was primarily due to year-over-year revenue gains from IntriCon’s largest medical customer, and growth in the value-based hearing health direct-to-end-consumer and indirect-to-end-consumer businesses.

IntriCon posted net income attributable to shareholders of $769,000, or $0.10 per diluted share, versus a net loss attributable to shareholders of ($270,000), or ($0.04) per share, for the 2017 first quarter.

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IntriCon Corporation 2018 First-Quarter Results

May 7, 2018

“Our medical, direct-to-end-consumer and indirect-to-end-consumer value hearing health businesses continue to drive strong top- and bottom-line performance, leading to another quarter of record sales,” said Mark S. Gorder, president and chief executive officer of IntriCon. “To support our rapid medical growth, we expanded our manufacturing footprint during the first quarter, adding 37,000 square feet of leased space. This additional space will accommodate demand for the robotic assembly of medical components and systems.”

First-quarter gross profit margins were 33.2 percent, up from 27.5 percent in the prior-year first quarter. The increase primarily stemmed from greater sales volume.

Operating expenses for the first quarter were $7.1 million, compared to $6.0 million in the prior-year period. The increase was largely due to increased advertising investments at HHE and other support costs related to key initiatives to drive the business’ growth.

Business Update

Sales in IntriCon’s medical business increased 30.8 percent in the 2018 first quarter over the prior-year period. The gain was primarily driven by the ongoing production of wireless continuous glucose monitoring (CGM) systems for IntriCon’s largest customer. The company remains very well positioned with this customer for 2018 and beyond, providing key system components including CGM systems, sensor assembly and related accessories. IntriCon anticipates system demand to further increase throughout 2018.

Over the last few quarters, key medical customers have invested, or made commitments to invest, in over $4.5 million in capital equipment. In response to these commitments, IntriCon has extended its manufacturing footprint. IntriCon secured additional manufacturing floor space near its existing locations in Minnesota, to accommodate robotic assembly of medical components and systems. In conjunction with the added space, IntriCon also is increasing its molding capacity. Over the last two quarters, the company added six presses and has another twelve presses on order for delivery throughout 2018.

On the hearing health front, while total sales were flat from the prior-year first quarter, both the value-based direct-to-end-consumer and indirect-to-end-consumer businesses posted strong sales growth at 26.1 percent and 102.5 percent, respectively. As anticipated, these gains were offset by the declining conventional sales channel.

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IntriCon Corporation 2018 First-Quarter Results

May 7, 2018

IntriCon continues to make progress integrating and optimizing HHE. During the first quarter, the company expanded its sales infrastructure by hiring six inside sales people. In addition, new strategic relationships with third-party groups were consummated. These efforts helped drive key first-quarter metrics over the sequential quarter including:

●	A 21 percent increase in net new hearing aid customers; and

●	A 13 percent increase in hearing aid orders.

IntriCon has delivered sequential growth in net new customers and hearing aid orders at HHE each quarter since the company took its initial equity position in October 2016, a trend that IntriCon anticipates continuing throughout 2018.

Additionally, IntriCon continues to build its value hearing health technology portfolio, securing 49 percent ownership in Soundperience—a German-based provider of key self-fitting hearing technology.

Soundperience has designed the first psycho-acoustic method of analyzing peripheral hearing and central hearing processing, branded as the Sentibo Smart Brain System. The sophisticated, self-fitting hearing aid and brain training software is being used in the German market today, most notably through IntriCon’s Signison joint venture with Soundperience.

In addition to Soundperience technology, the company is poised to introduce the industry’s most power efficient, wireless audio streaming hearing aids into the market: IntriCon’s Lumen™ 155 product family which incorporates NXP® Semiconductor’s NxH2003 Bluetooth Low Energy (BLE) audio streaming SoC.

By integrating NXP’s NxH2003 into IntriCon’s Lumen 155 product family, IntriCon can provide outcome-based features, connecting its hearing aid devices with various wireless accessories. The Lumen 155 can stream wireless audio to IntriCon’s wireless accessories such as remote microphones, consuming only 2.6 mA current at 1.2 Volts, which is industry leading.

Said Gorder, “Having access to wireless technologies like the NXP’s NxH2003 and Sentibo Smart Brain self-fitting technology are a critical step in creating our high-quality, low-cost hearing healthcare ecosystem. We intend to launch the Lumen 155 coupled with a remote microphone into our direct-to-end-consumer and indirect-to-end-consumer channels in the current quarter. Additionally, we intend to integrate this with our Sentibo Smart Brain self-fitting software, which is designed to improve both channel productivity and the quality of first-time fittings, resulting in lower prices, greater access and increased customer satisfaction.”

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IntriCon Corporation 2018 First-Quarter Results

May 7, 2018

Looking Ahead

Concluded Gorder, “The first quarter was an exceptional start to the year, with record revenue driven by our key medical and value-based hearing health businesses. The expansion of our robotic and molding capacity not only positions us to meet current demand but enables us to pursue new medical opportunities that would benefit from our core competencies. Furthermore, we continue to make meaningful progress developing and advancing our direct-to-end-consumer hearing health channel, providing affordable and accessible solutions to millions of unserved or underserved Americans.

“Based on information currently available, we anticipate 2018 second-quarter net sales, to range between $25.5 million and $26.5 million. For the year, we are increasing our sales estimate, as we now anticipate sales to range between $105 million to $108 million.”

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IntriCon Corporation 2018 First-Quarter Results

May 7, 2018

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Monday, May 7, 2018, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review first-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-800-263-0877 and provide the conference ID number 3665961 to the operator. To access the replay, dial 1-888-203-1112 and enter passcode 3665961.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2017. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts
At IntriCon:	At Padilla:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillaco.com

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IntriCon Corporation 2018 First-Quarter Results

May 7, 2018

INTRICON CORPORATION

MARKET REVENUE

(Unaudited)

	FIRST QUARTER
($ in 000’s)	2018	2017	Growth
Medical	$15,933	$12,180	30.8%
Diabetes	13,562	9,489	42.9%
Other Medical	2,371	2,691	-11.9%

Hearing Health	7,601	7,653	-0.7%
Value Based Direct-to-End-Consumer	1,785	1,416	26.1%
Value Based Indirect-to-End-Consumer	1,974	975	102.5%
Legacy OEM	3,842	5,262	-27.0%

Professional Audio Communications	1,829	1,382	32.3%

Total	$25,363	$21,215	19.6%

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IntriCon Corporation 2018 Fourth-Quarter Results

May 7, 2018

INTRICON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2018	March 31, 2017 (as adjusted)
Sales, net	$25,363	$21,215
Cost of sales	16,951	15,381
Gross profit	8,412	5,834
Operating expenses:
Sales and marketing	2,840	2,311
General and administrative	3,061	2,558
Research and development	1,159	1,153
Total operating expenses	7,060	6,022
Operating income (loss)	1,352	(188)

Interest expense	(188)	(182)
Other income (expense)	(220)	56
Income (loss) from continuing operations before income taxes and discontinued operations	944	(314)
Income tax expense	187	64
Income (loss) before discontinued operations	757	(378)
Loss on sale of discontinued operations, net of income taxes	—	(164)
Loss from discontinued operations, net of income taxes	—	(113)
Net Income (loss)	757	(655)
Less: Loss allocated to non-controlling interest	(12)	(385)
Net Income (loss) attributable to shareholders	$769	$(270)

Basic income (loss) per share attributable to shareholders:
Continuing operations	$0.11	$0.00
Discontinued operations	—	(0.04)
Net income (loss) per share:	$0.11	$(0.04)
Diluted income (loss) per share attributable to shareholders:
Continuing operations	$0.10	$0.00
Discontinued operations	—	(0.04)
Net income (loss) per share:	$0.10	$(0.04)
Average shares outstanding:
Basic	6,929	6,826
Diluted	7,843	6,826

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IntriCon Corporation 2018 First-Quarter Results

May 7, 2018

INTRICON CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited)

(In thousands, except per share amounts)	March 31, 2018	December 31, 2017 (as adjusted)
Current assets:
Cash	$381	$373
Restricted cash	675	644
Accounts receivable, less allowance for doubtful accounts of $483 at March 31, 2018 and $332 at December 31, 2017	11,249	9,052
Inventories	14,862	13,708
Contract assets	4,766	2,979
Other current assets	1,380	1,544
Total current assets	33,313	28,300

Machinery and equipment	34,636	40,124
Less: Accumulated depreciation	27,089	32,949
Net machinery and equipment	7,547	7,175

Goodwill	10,808	10,808
Intangible Assets	2,701	2,740
Investment in partnerships	1,931	1,616
Other assets, net	3,702	3,835
Total assets	$60,002	$54,474

Current liabilities:
Current maturities of long-term debt	$2,063	$2,040
Accounts payable	12,966	10,423
Accrued salaries, wages and commissions	2,503	3,113
Deferred gain	—	—
Other accrued liabilities	4,286	3,739
Total current liabilities	21,818	19,315

Long-term debt, less current maturities	10,948	9,321
Other postretirement benefit obligations	444	455
Accrued pension liabilities	795	772
Other long-term liabilities	3,114	3,172
Total liabilities	37,119	33,035
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1.00 par value, authorized 1,000 shares; none issued and outstanding	—	—
Common stock, $1.00 par value per share; 20,000 shares authorized; 6,944 and 6,900 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	6,944	6,900
Additional paid-in capital	22,138	21,581
Accumulated deficit	(5,287)	(6,056)
Accumulated other comprehensive loss	(647)	(733)
Total shareholders’ equity	23,148	21,692
Non-controlling interest	(265)	(253)
Total equity	22,883	21,439
Total liabilities and equity	$60,002	$54,474

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